Exhibit 5.1

October 31, 2014

Sphere 3D Corporation

240 Matheson Blvd. East

Mississauga, Ontario

L4Z 1X1

Re:    Sphere 3D Corporation

Dear Sirs/Mesdames:

We have acted as Ontario and Canadian counsel to Sphere 3D Corporation (the “Company”) in connection with the proposed merger between S3D Acquisition Company (“Merger Sub”), a wholly-owned subsidiary of the Company, and Overland Storage, Inc. (“Overland”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) between the Company, S3D and Overland dated May 15, 2014, as amended on October 13, 2014.

Pursuant to the Merger Agreement, each share of Overland common stock issued and outstanding immediately prior to the completion of the merger contemplated by the Merger Agreement (the “Merger”), except for any shares of Overland common stock held by Overland as treasury stock and any shares of Overland common stock held by the Company or Merger Sub (all of which shall automatically be cancelled and shall cease to exist upon consummation of the Merger), and other than those shares of Overland common stock with respect to which appraisal rights are properly exercised under California law and not withdrawn, will be converted into the right to receive 0.46385 of a Company common share, subject to adjustment as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We provide this opinion in connection with the registration of the common shares of the Company on Form F-4, which includes the management proxy circular and joint proxy statement/prospectus and the annexes and exhibits thereto (collectively, the “Registration Statement”) filed by the Company on the date hereof with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) and the rules and regulations thereunder, relating to the proposed issuance by the Company of common shares (the “Shares”) in connection with the Merger.

121 King Street West, Suite 2150, Standard Life Centre

Toronto, Ontario CANADA M5H 3T9

We have examined such documents (including the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement), statutes, regulations, public and corporate records, including the minute books of the Company, officer’s certificates and other documents, and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies, facsimiles or reproductions and the truthfulness and accuracy of the corporate records of the Company and the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials and officers of the Company, not being aware of any reason why the addressee of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion. With respect to certain factual matters we have relied exclusively and without independent investigation on certificates of public officials and certificates and representations of the Company or its officers and we have assumed that there have been no changes in circumstances that would not allow us to rely on such certificates.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Company. Our opinion herein pertains solely to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be legally issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the management proxy circular and joint proxy statement/prospectus included in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours very truly,

/s/ Meretsky Law Firm

121 King Street West, Suite 2150, Standard Life Centre

Toronto, Ontario CANADA M5H 3T9